Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	AirTran Airways
February 12, 2009		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
678.254.7442

AIRTRAN HOLDINGS, INC., NAMES MICHAEL P. JACKSON

TO ITS BOARD OF DIRECTORS

ORLANDO, Fla. (February 12, 2009) – AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., announced today that Michael P. Jackson has been elected to the company’s Board of Directors. His term commences immediately.

“Michael’s extensive background in the aviation industry will serve our Board and shareholders well,” said Bob Fornaro, chairman, president and chief executive officer for AirTran Airways. “We welcome him to AirTran and have confidence that he will be an asset in helping us uphold our commitment to provide outstanding service and shareholder value.”

Jackson, 54, is president and founder of Firebreak Partners, LLC, which finances and deploys high-value security technologies to protect critical infrastructure. Prior to his current position, Jackson was the Deputy Secretary of the U.S. Department of Homeland Security (DHS), a role in which he served as the chief operating officer responsible for day-to-day operations of a department with an employee base of 210,000 and a budget of $48.5 billion. In addition, Jackson served as Deputy Secretary of the U.S. Department of Transportation (DOT) from May 2001 to August 2003 where he particularly focused on DOT’s response to the 9/11 terrorist attacks. Prior to joining DOT in 2001, he worked as chief operating officer at Lockheed Martin IMS’s Transportation Systems and Services.

During his distinguished career, Jackson has held positions for three U.S. Presidents and has coordinated substantial policy, delivered frequent Congressional testimony and interfaced with U.S. and foreign government officials. He has served on the Board of Directors for Amtrak.

A native of Houston, Texas, Jackson has a B.A. from University of Houston and a Ph.D. with distinction from the Government Department at Georgetown University. He currently resides in northern Virginia with his wife, Caron, and their daughter.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), a Fortune 1000 company, is ranked number one in the 2008 Airline Quality Rating study. The airline offers coast-to-coast flights, North America’s newest all-Boeing fleet, friendly service and Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit airtran.com.

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